EXHIBIT 3(a)(4)

AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT (“Agreement”) made and effective as of the 1st day of March, 2013 (the “Effective Date”), by and between TRANSAMERICA CAPITAL, INC. (“TCI”), a California corporation, and MONUMENTAL LIFE INSURANCE COMPANY (“MON LIFE”), an Iowa corporation.

WITNESSETH:

WHEREAS, the Board of Directors of Mon Life has made, and will make in the future, provisions for the establishment of one or more separate investment accounts (“Accounts”) within Mon Life in accordance with the laws of the State of Iowa;

WHEREAS, the Accounts were established or acquired by MON LIFE under the laws of the State of Iowa, pursuant to a resolution of MON LIFE’s Board of Directors in order to set aside the investment assets attributable to certain flexible premium, multi-funded annuity contracts (“Contracts”) issued by MON LIFE;

WHEREAS, MON LIFE has registered or will register the Accounts with the Securities and Exchange Commission (“SEC”) as unit investment trusts under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, MON LIFE has registered or will register the Contracts under the Securities Act of 1933 (the “1933 Act”);

WHEREAS, TCI is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”) prior to the offer and sale of the Contracts; and

WHEREAS, MON LIFE proposes to have the Contracts sold and distributed through TCI, and TCI is willing to sell and distribute such Contracts under the terms stated herein;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Appointment as Distributor/Principal Underwriter. MON LIFE grants to TCI the exclusive right to be, and TCI agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. TCI agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.

2. Prospectus. TCI agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefor then in effect. TCI is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by MON LIFE.

3. Considerations. All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to MON LIFE or its designated servicing agent and shall become the exclusive property of MON LIFE. Checks or money orders in payment under the Contracts shall be drawn to the order of “Monumental Life Insurance Company” and funds may be remitted by wire if prior written approval is obtained from MON LIFE.

4. Copies of Information. On behalf of the Accounts, MON LIFE shall furnish TCI with copies of all prospectuses, financial statements and other documents which TCI reasonably requests for use in connection with the distribution of the Contracts.

5. Representations. TCI represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of the FINRA and (c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. TCI shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the FINRA Rules and federal and state securities and insurance laws and regulations. Further, TCI represents and warrants that it will adopt, abide by and enforce the principles set forth in the Professional Code of Conduct.

6. Other Broker-Dealer Agreements. TCI is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by TCI shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the FINRA Rules and applicable federal and state securities and insurance laws, shall provide that each independent broker-dealer will adopt, abide by and enforce the principles set forth in the Professional Code of Conduct, and shall be in such form and contain such other provisions as MON LIFE may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the FINRA and licensed and appointed by MON LIFE for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.

7. Insurance Licensing and Appointments. MON LIFE shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with TCI or with other independent broker-dealers that have entered into sales agreements with TCI for the sale of Contracts, provided that MON LIFE reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

8. Recordkeeping. MON LIFE and TCI shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of MON LIFE, of the Accounts, and of TCI as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. MON LIFE (or such other entity engaged by MON LIFE for this purpose), on behalf of and as agent for TCI, shall maintain TCI’s books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by MON LIFE and TCI; provided that such books and records shall be the property of TCI, and shall at all times be subject to such reasonable periodic, special or other audit or examination by TCI, the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. MON LIFE shall be responsible for sending on behalf of and as agent for TCI all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by MON LIFE. TCI shall cause MON LIFE to be furnished with such reports as MON LIFE may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Iowa and any other applicable states or jurisdictions. MON LIFE agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by TCI, the SEC, FINRA, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.

9. Commissions. MON LIFE shall have the responsibility for paying on behalf of TCI any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between TCI and such broker-dealers as agreed to by MON LIFE. TCI shall have the responsibility for paying all commissions or other fees to associated persons of TCI which are due for the sale of the Contracts in the amounts and on such terms and conditions TCI determines. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to TCI as set forth herein.

10. Confidentiality. The parties agree to hold in strict confidence Customer Information shared between the parties and to maintain reasonable security measures to safeguard Customer Information. The parties agree to comply with applicable privacy and security laws and regulations, including, but not limited to, the Gramm-Leach-Bliley Act, Public Law 106-102, as amended (“GLBA”), the Fair and Accurate Credit Transactions Act of 2003 (Pub. L. 108-159), the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts (201 CMR 17), and the Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160, 162, 164, as amended (“HIPAA”). As used herein, the term “Customer Information” shall mean any non-public personal information about customers or consumers as defined in GLBA and protected health information as defined in HIPAA.

11. Information Security Program. TCI shall maintain a comprehensive written information security program that contains administrative, technical, and physical safeguards compliant with applicable law (the “Security Program”) designed to (i) protect the confidentiality, integrity and availability of Customer Information; (ii) protect against anticipated threats or hazards to the security, confidentiality, integrity and/or availability of Customer Information; (iii) protect against any unauthorized access, disclosure or use of Customer Information; (iv) address computer and network security; (v) address physical security; (vi) address business continuity and disaster recovery; (vii) address a security incident response program; and (viii) provide for the secure destruction and disposal of Customer Information. The Security Program shall be updated as required by applicable law and industry best practices.

12. Expense Reimbursement. TCI receives a marketing allowance from MON LIFE out of which TCI pays all expense, including those related to furnishing the services, materials and supplies as required by the terms of this Agreement. MON LIFE and TCI are parties to an intercompany cost sharing agreement. Services provided shall be recorded through intercompany accounts.

13. Indemnification. MON LIFE agrees to indemnify TCI for any losses incurred as a result of any action taken or omitted by TCI, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, bad faith or gross negligence, or reckless disregard of such obligations.

14. Regulatory Investigations. TCI and MON LIFE agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. TCI and MON LIFE further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to MON LIFE, TCI, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

(a) TCI will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by MON LIFE with respect to TCI or any representative or which may affect MON LIFE’s issuance of any Contracts marketed under this Agreement; and

(b) TCI will promptly notify MON LIFE of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by TCI or any representative with respect to MON LIFE or its affiliates in connection with any Contracts distributed under this Agreement.

In the case of a customer complaint, TCI and MON LIFE will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

15. Term and Termination.

(a) This Agreement is effective as of the Effective Date and shall continue to remain in effect from year to year unless terminated in accordance with this Section 15, provided that its continuance is specifically approved at least annually by a majority of the members of the Board of Directors of MON LIFE.

(b) This Agreement may be terminated by either party hereto upon 60 days’ prior written notice to the other party.

(c) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

(d) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto. Notification of termination will be given to the Commissioner of the Iowa Department of Insurance.

(e) TCI shall not assign or delegate its responsibilities under this Agreement without the written consent of MON LIFE and without approval from the Commissioner of the Iowa Department of Insurance.

(f) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by MON LIFE prior to termination.

16. Regulatory Impact. This Agreement shall be subject to, among other laws, state law, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

TCI shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Accounts, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

17. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18. Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the State of Iowa.

19. No Assignment. Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, or without approval from the Commissioner of the Iowa Department of Insurance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

TRANSAMERICA CAPITAL, INC.

/s/ David R. Paulsen

David R. Paulsen

Chief Executive Officer

MONUMENTAL LIFE INSURANCE COMPANY

/s/ Robert R. Frederick

Robert R. Frederick

Senior Vice President

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